UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

May 23, 2018

Date of Report (Date of earliest event reported)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-21184	86-0629024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2355 West Chandler Boulevard

Chandler, Arizona 85224-6199

(Address of principal executive offices)

(480) 792-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On May 23, 2018, Microchip Technology Incorporated, a Delaware corporation (“Microchip” or the “Company”) and certain subsidiaries of the Company entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives (the “Representatives”) of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $1,000,000,000 aggregate principal amount of 3.922% Senior Secured Notes due 2021 (the “2021 Notes”) and $1,000,000,000 aggregate principal amount of 4.333% Senior Secured Notes due 2023 (the “2023 Notes” and together with the 2021 Notes, the “Notes”) in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Company used the net proceeds from issuance and sale of the Notes, together with borrowings under its existing revolving credit facility, borrowings under a new term loan facility and cash on hand, to consummate the Company’s previously announced acquisition of Microsemi Corporation (“Microsemi” and such acquisition, the “Merger”), to repay existing indebtedness of Microsemi and its subsidiaries and to pay related fees and expenses.

The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities. Immediately following the closing of the Merger, Microsemi and a subsidiary of Microsemi entered into joinder agreements to join as parties to the Purchase Agreement. The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Purchase Agreement.

Indenture

The Notes are governed by an indenture (the “Indenture”), dated as of May 29, 2018, by and among the Company, certain subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee) and collateral agent (the “Collateral Agent”). The 2021 Notes mature on June 1, 2021 and the 2023 Notes mature on June 1, 2023. Interest on the 2021 Notes accrues at a rate of 3.922% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2018. Interest on the 2023 Notes accrues at a rate of 4.333% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2018.

The Company may, at its option, redeem some or all of the 2021 Notes prior to June 1, 2021 at a price equal to the greater of (a) 100% of the principal amount of the 2021 Notes redeemed or (b) the sum of the present value of all remaining scheduled payments of principal and interest (discounted in accordance with the Indenture) that would have been due on the redeemed 2021 Notes, in each case, plus accrued and unpaid interest to, but excluding, the redemption date. The Company may, at its option, redeem some or all of the 2023 Notes, (i) if prior to May 1, 2023 (one month prior to the maturity date of the 2023 Notes), at a price equal to the greater of (a) 100% of the principal amount of the 2023 Notes redeemed or (b) the sum of the present value of all remaining scheduled payments of principal and interest (discounted in accordance with the Indenture) that would have been due on the redeemed 2023 Notes, in each case, plus accrued and unpaid interest to, but excluding, the redemption date, and (ii) if on or after May 1, 2023 (one month prior to maturity of the 2023 Notes), at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company experiences a specified change of control triggering event, the Company must offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.

The Indenture contains covenants that, among other things, restrict the ability of the Company and/or its subsidiaries to:

•	create or incur certain liens and enter into sale and lease-back transactions;

•	sell or otherwise dispose of any assets constituting collateral securing the Notes; and

•	consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, to another person.

These covenants are subject to a number of limitations and exceptions set forth in the Indenture.

The Notes are guaranteed by certain of the Company’s subsidiaries (each such guarantee, a “Note Guarantee”) that have also guaranteed the obligations under the Company’s revolving credit facility (the “Revolving Credit Facility”) and under a new term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Senior Credit Facilities”) that was entered into in connection with the Merger.

In the future, each subsidiary of the Company that is a guarantor or other obligor of our Senior Credit Facilities or certain other indebtedness of the Company will guarantee the Notes.

The Notes and the Note Guarantees are secured, on a pari passu first lien basis with the Senior Credit Facilities, by substantially all of the tangible and intangible assets (other than certain excluded assets) of the Company and the guarantors that secure obligations under the Senior Credit Facilities, in each case subject to certain thresholds, exceptions and permitted liens, as set forth in a Security Agreement, dated May 29, 2018, by and among the Company, the subsidiary guarantors party thereto and the Collateral Agent (the “Security Agreement”).

The following events are considered events of default with respect to the Notes of any series under the Indenture:

(1)	the Company’s failure to pay principal or premium, if any, on such series of Notes when due at maturity, upon redemption or otherwise;

(2)	the Company’s failure to pay interest, including any additional interest, on such series of Notes for 30 days after the date when due;

(3)	the Company’s failure or the failure of any of its Subsidiary Guarantors to comply with (i) any covenant or other agreement (other than (1) or (2) above) under the Indenture or (ii) any agreement contained in the Security Agreement, an intercreditor agreement, dated May 29, 2018, by and among the Company, the Trustee and administrative agent under the Senior Credit Facilities or any other security documents relating to the collateral securing the Notes for a period of 60 days after receiving written notice of such failure from the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes as required by such Indenture;

(4)	a default by the Company or any of its significant subsidiaries (as defined in the Indenture) under any mortgage, indenture or agreement in connection with borrowed money (or the payment of which is guaranteed), other than Indebtedness (as defined in the Indenture) owed to the Company or its subsidiary, if such default is due to a failure to pay principal, premium or interests on such borrowed money or such default leads to an acceleration of such repayment obligations in excess of $100.0 million;

(5)	the Company’s failure, failure of any of its Subsidiary Guarantors or an significant subsidiary (or group of subsidiaries that, taken together, would constitute a significant subsidiary) to pay final judgments in excess of $100.0 million, which such final judgments are not paid, discharged or stayed within 60 days of such judgment;

(6)	at such time that the guarantee of any material Subsidiary Guarantor ceases to be in full force and effect; and

(7)	at such time that the security interest in collateral securing such series of Notes having a fair market value in excess of 5.0% of the total assets (as defined in the Indenture) of the Company and its subsidiaries ceases to be in full force and effect; and

(8)	certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its significant subsidiaries which specified events shall not include (i) certain events under the laws of jurisdictions other than the laws of the jurisdiction of such person’s incorporation or organization or the jurisdiction of its head office or jurisdictions in which all or substantially all of such person’s assets are located, and (ii) specified events with respect to any such person as a result of bankruptcy, insolvency or reorganization proceedings that were ongoing or in process at the time such person became a subsidiary or any related proceedings (including alternate proceedings) or other such proceedings that are in the nature of either a continuation or extension thereof.

If an event of default described in the last bullet point above occurs and is continuing with respect to the Company, then the entire principal amount plus accrued and unpaid interest on the applicable series of Notes will automatically become due and immediately payable without any further action or notice. If any other event of default with respect to either series of Notes under the Indenture occurs and is continuing, then either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding applicable series of Notes may declare the entire principal amount plus accrued and unpaid interest of the outstanding of such series of Notes due and immediately payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, the Form of 3.922% Senior Secured Note due 2021, the Form of 4.333% Senior Secured Note due 2023 and the Security Agreement, which are filed as Exhibits 4.1, 4.2, 4.3 and 10.2, respectively, hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

On May 23, 2018, the Company issued a press release with respect to the pricing of its offer and sale of the Notes. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Indenture, dated as of May 29, 2018, by and among Microchip Technology Incorporated, the subsidiary guarantors name therein and Wells Fargo Bank, N.A., as trustee and collateral agent.

4.2	Form of 3.922% Senior Secured Note due 2021 (included in Exhibit 4.1).

4.3	Form of 4.333% Senior Secured Note due 2023 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of May 23, 2018, by and among Microchip Technology Incorporated, subsidiary guarantors name therein and JPMorgan Securities LLC, as representative of the several initial purchasers named therein.

10.2	Security Agreement, dated as of May 29, 2018, by and among Microchip Technology Incorporated, the subsidiary guarantors name therein and Wells Fargo Bank, N.A., as collateral agent.

99.1	Press Release of Microchip Technology Incorporated, dated May 23, 2018, announcing the pricing of the senior secured notes offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROCHIP TECHNOLOGY INCORPORATED

Date: May 30, 2018	By:	/s/ J. Eric Bjornholt
	Name:	J. Eric Bjornholt
	Title:	Vice President and Chief Financial Officer